Exhibit 5.1

DLA Piper LLP (US) 401 Congress Avenue, Suite 2500 Austin, Texas 78701-3799 www.dlapiper.com T 512.457.7000 F 512.457.7001
May 20, 2019
SolarWinds Corporation
7171 Southwest Parkway, Building 400
Austin, Texas 78735
Re: Registration Statement on Form S-1
Ladies and Gentlemen:
We have acted as counsel to SolarWinds Corporation, a Delaware corporation (the “Company”) in connection with the preparation and filing of a registration statement on Form S-1 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of up to 17,250,000 shares of the Company’s common stock, par value $0.001 (including up to 2,250,000 shares issuable upon exercise of an option granted to the underwriters) (the “Shares”). We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company and the underwriters.
This opinion is being furnished in accordance with the registration requirements of Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.
As the basis for the opinions hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement; (b) the Third Amended and Restated Certificate of Incorporation of the Company; (c) the Amended and Restated Bylaws of the Company; (d) certain resolutions of the Board of Directors of the Company; and (e) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law, and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.
We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
On the basis of the foregoing, we are of the opinion, that the Shares are validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)